UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2015

The Hackett Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-24343	65-0750100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1001 Brickell Bay Drive, Suite 3000 Miami, Florida		33131
(Address of principal executive offices)		(Zip Code)

(305) 375-8005

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 15, 2015, the Board of Directors (the “Board”) of The Hackett Group, Inc. (the “Company”) adopted an amendment to the Amended and Restated Bylaws of the Company (the “Bylaws”). Section 2.9 of the Bylaws was amended to change the voting standard for uncontested director elections from a plurality voting standard to a majority voting standard (the “Amendment”). Accordingly, pursuant to the Amendment, in future uncontested director elections, a director nominee will be elected only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The Amendment retains a plurality voting standard in contested elections of directors.

In addition, the Amendment provides that if an incumbent director fails to receive a majority vote in an uncontested election, he or she must tender his or her resignation to the Board. The Amendment provides that the Nominating and Corporate Governance Committee will consider such resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject any such tendered resignation within 90 days after certification of the election results and will publicly disclose its decision and the rationale therefor. If the resignation is not accepted, the director will continue to serve until his or her successor is elected and qualifies, until there is a decrease in the number of directors, or until the director’s earlier resignation or removal.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 3.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
3.1	Amendment to Amended and Restated Bylaws of The Hackett Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hackett Group, Inc.

Date: January 21, 2015	By:	/s/ Frank A. Zomerfeld
Frank A. Zomerfeld
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amendment to Amended and Restated Bylaws of The Hackett Group, Inc.